Exhibit 15.2

April 29, 2021

BlueCity Holdings Limited

Block 2 Tower B Room 028, No. 22 Pingguo Shequ
Bai Zi Wan Road, Chaoyang District
Beijing 100022
People’s Republic of China

Re: Consent of People’s Republic of China Counsel

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3.D. Key Information - Risk Factors - Risks Related to Our Corporate Structure” and “Item 4.C. Information on the Company - Organizational Structure - Contractual Arrangements with our VIE and Its Shareholders” in the annual report of BlueCity Holdings Limited on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the registration statement on Form S-8 (File No. 333-249899). We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood Mallesons